April 16, 2020       Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports First Quarter 2020 Results
Provides COVID-19 Update and Withdraws Full-year 2020 Guidance Due to Uncertainty

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter ending March 29, 2020, and provided an update related to the impact of the COVID-19 pandemic on the Company.
First Quarter Highlights
•First-quarter 2020 GAAP earnings per diluted share were $0.80, compared with $0.73 in 2019.
•First-quarter 2020 GAAP earnings included net after-tax charges of $14.8 million related primarily to restructuring actions and non-operating pension costs. In the first quarter of 2019, GAAP earnings included net after-tax charges of $12.5 million related to restructuring actions and non-operating pension costs.
•Base net income attributable to Sonoco (base earnings) for first-quarter 2020 was $0.94 per diluted share, compared with $0.85 in 2019. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided first-quarter 2020 base earnings guidance of $0.83 to $0.89 per diluted share.
•First-quarter 2020 net sales were $1.30 billion, compared with $1.35 billion in 2019.
•Cash flow from operations was $87.7 million in the first three months of 2020, compared with $92.3 million in 2019. Free cash flow was $13.7 million, compared with $9.5 million in the first three months of 2019. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

2020 Full-Year Guidance Withdrawn; Second Quarter Guidance Provided
•Sonoco has withdrawn its full-year 2020 guidance for base earnings, cash flow from operations and free cash flow due to the unknown severity and duration of the COVID-19 pandemic and the related lack of visibility to the impact on the Company's served markets.
•The Company is providing second-quarter base earnings guidance of $0.73 to $0.83, compared to $0.95 per diluted share in the second quarter of 2019. The Company's wide guidance range reflects uncertainties regarding challenging macroeconomic conditions stemming from the pandemic, including the negative impact of higher recycled fiber costs and a stronger U.S. dollar.

Note: Second-quarter 2020 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition-related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP results.

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CEO Comments
Commenting on the Company’s first-quarter performance, Howard Coker, President and Chief Executive Officer, said, "I could not be more proud of the heroic efforts our associates are making every day to meet the critical needs of our customers during a period of unprecedented disruption and uncertainty. By focusing daily on controlling what is vitally important, including the health and safety of our people, the quality of our products, productivity improvements and cost management, Sonoco was able to report strong bottom-line results in the first quarter with GAAP earnings up 9.2 percent from last year and base earnings up 10.6 percent, exceeding the high-end of our base earnings guidance. Although we saw strong results in March across many of our businesses, which we believe was largely attributable to consumers spending more time at home as a result of COVID-19, the pandemic’s impact has clearly started to weigh on certain of our served markets. We expect that weaker demand due to COVID-19 in certain parts of our business, along with unprecedented increases in recycled fiber costs, will have a significant negative impact on our second-quarter results. We have been responding aggressively to this global crisis by implementing new workplace controls to protect our people and by taking actions to improve our liquidity and reduce our operating costs."

COVID-19 Update
Around the world, Sonoco is an essential provider of consumer, industrial and medical packaging. Sonoco associates are deemed “Essential Critical Infrastructure Workers” under the guidance of the U.S. Department of Homeland Security and have received similar designations by the vast majority of other governmental agencies in the 36 countries where the Company operates. As a result, nearly all of the Company’s global operations continue to operate and are serving our customers’ critical needs. Certain customers whose products have not been deemed “critically essential” have had to suspend operations due to COVID-19 pandemic, while some others have been unable to fully staff their operations, and as a result these customers are taking temporary downtime or furloughing employees. Sonoco is following these developments closely and responding with cost-reduction initiatives.

Health, Safety and Business Continuity
The health and safety of Sonoco’s associates, contractors, suppliers and the general public are a top priority. Included among the safety measures implemented are: conducting health screenings for personnel entering our operations, routinely cleaning high-touch surfaces, following social distancing protocols, prohibiting all non-critical business travel, and encouraging all associates to work from home when possible. Additionally, Sonoco has launched a dedicated COVID-19 microsite to keep its associates up to date on Company and health authority information, guidelines, protocols and polices, including those set by the World Health Organization and the U.S. Centers for Disease Control and Prevention.

Sonoco has also put in place a Global Task Force to develop and implement business continuity plans to ensure its operations are as prepared as possible to be able to continue producing and shipping product to its customers without disruption. Sonoco has a diverse global supply chain and to date has not experienced significant raw material or other supply disruptions. However, certain raw materials pricing has increased significantly since January, including Old Corrugated Containers (OCC), which is the largest raw material used by the Company’s recycled paperboard mills. Sustained OCC pricing at current, or higher, levels is likely to pressure near-term operating margins.

Sonoco expects the significance of the COVID-19 pandemic, including its effect on its financial condition and results of operations, to be dictated by, among other things, its duration, the success of efforts to contain the virus and the impact of actions taken by governments and others in response. The Company is not able at this time to estimate the full-year 2020 financial impact of the COVID-19 pandemic. An extended period of disruption to its served markets or global supply chains could materially and adversely affect its business, results of operations, access to sources of liquidity and overall financial condition. In addition, an extended global recession caused by the pandemic would have an adverse impact on the Company's operations and financial condition.

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Financial Flexibility and Liquidity
Sonoco has a strong, investment-grade balance sheet and has substantial liquidity available in the form of cash, cash equivalents and revolving credit facilities, as well as the ability to issue commercial paper and to access liquidity in the bank or other debt capital markets. As previously announced, on March 18, 2020 the Company closed and funded a new $150 million, 364-day term loan, the proceeds from which were used to repay a portion of outstanding commercial paper. On April 1, 2020, the Company accessed $250 million from its revolving credit facility using approximately $100 million of the proceeds to fully repay the then outstanding commercial paper balance. And, on April 6, 2020, the Company closed on a new $100 million, 364-day term loan. Following these borrowings, the Company currently has $250 million in committed availability under its revolving credit facility and approximately $400 million in cash and cash equivalents on hand. To further improve its financial flexibility and liquidity, the Company is considering additional financings and has exercised its option to extend its $200 million term loan due May 2020 to May 2021.

Sonoco is also taking further actions to strengthen cash flow and improve liquidity. These actions include reducing planned 2020 capital spending by delaying certain projects, deferring pension-termination contributions to 2021 and closely managing working capital. Finally, the Company is taking aggressive actions to reduce operating costs and selling, general and administrative expenses.
First Quarter Review
Net sales for the first quarter of 2020 were $1.30 billion, down 3.6 percent from last year's first quarter sales of $1.35 billion. The sales decline was driven by lower volume/mix, reduced selling prices and a stronger U.S. dollar. These negative impacts were somewhat offset by increased sales from acquisitions.

GAAP net income attributable to Sonoco in the first quarter was $80.4 million, or $0.80 per diluted share, an increase of $6.8 million, compared with $73.7 million, or $0.73 per diluted share, in 2019. First-quarter GAAP earnings included net after-tax non-base charges totaling $14.8 million, $9.5 million of which were related to restructuring activities with most of the remainder consisting of non-operating pension costs. In the first quarter of 2019, GAAP earnings included $12.5 million of after-tax non-base net charges, $8.0 million of which were related to restructuring activities with the remaining $4.6 million consisting primarily of non-operating pension costs. Adjusted for these items, base earnings in the first quarter of 2020 were $95.3 million, or $0.94 per diluted share, compared with $86.2 million, or $0.85 per diluted share in 2019, an increase of $9.1 million. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $266.6 million in the first quarter compared to $270.1 million in the same period in 2019. Gross profit as a percentage of sales was 20.5 percent, an improvement from 20.0 percent in the same period in 2019. First-quarter selling, general and administrative expenses decreased $18.7 million from the prior year to $123.9 million. This decrease was driven by a significant focus across the business on reducing controllable costs, which were partially offset by the addition of expenses from acquisitions.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.
First-quarter 2020 sales for the segment were $588.4 million, compared with $589.7 million in 2019. Segment operating profit was $67.8 million in the first quarter, compared with $62.1 million in the same quarter of 2019.
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Segment sales declined 0.2 percent compared to the prior year's quarter due to lower volume/mix, the negative impact of foreign exchange and lower selling prices, all of which was mostly offset by additional sales from the TEQ acquisition described below. Global Rigid Paper Containers sales volume was down approximately 2 percent driven by declines in North America and Europe, partially offset by growth in emerging markets of Asia and Latin America. These overall weaker volumes were partially offset by higher selling prices. Flexible Packaging volume improved during the quarter but was offset by a negative mix of business and the closure of a forming films operation in 2019. In Global Plastics, sales prices declined due to lower resin costs and volume was flat as gains in served food markets were largely offset by declines in industrial and specialty markets. Global Plastics sales were up overall due to the December 31, 2019 acquisition of Thermoformed Engineered Quality (TEQ), a global medical packaging business.
Segment operating profit increased 9.2 percent compared to the prior year's quarter as the benefit of strong productivity improvements, particularly in Flexible Packaging and Rigid Paper Containers, and cost controls more than offset the impact of lower volume/mix. Segment operating margin improved to 11.5 percent in the quarter from 10.5 percent in 2019.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.
First-quarter 2020 sales were $121.4 million, compared with $137.6 million in 2019. The segment reported an operating profit of $8.1 million in the current quarter, compared to $6.5 million in the prior year's quarter.
Sales declined 11.8 percent compared to last year’s quarter due to lower volume in domestic displays and retail security packaging, indirectly related to the exit of a pack center contract in 2018, along with the negative impact of foreign exchange. Segment operating profit improved $1.6 million due to strong productivity improvements and cost controls, partially offset by lower volume/mix. Segment operating margin improved to 6.7 percent in the quarter up from 4.7 percent in 2019.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cones, and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.
First-quarter 2020 sales for the segment were $475.0 million, down from $496.0 million in 2019. Segment operating profit was $54.0 million in the quarter, compared with $48.4 million in 2019.
Segment sales declined 4.2 percent from the prior year's quarter as lower selling prices, declining volume/mix and the negative impact of foreign exchange more than offset sales from the acquisition of Corenso Holdings in August 2019. The lower volume/mix was driven by weakness in global tubes, cores and cones which was partially offset by improved volume/mix in North America paper and recycling operations. Segment operating profit improved 11.6 percent above the prior year's quarter as earnings from productivity improvements and the Corenso acquisition more than offset general inflation and lower volume/mix. Segment operating margin improved 162 basis points to 11.4 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.
First-quarter 2020 sales were $118.6 million, down from $128.4 million in 2019. Operating profit was $14.0 million, a 27.3 percent increase from the first quarter of 2019.
Segment sales declined 7.7 percent due to lower volume/mix driven by declines in molded foam automotive components and consumer fiber packaging for appliances. Despite the sales decline, segment operating profit improved
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on strong productivity improvements and cost controls, partially offset by lower volume/mix. Segment operating margin, compared to the prior-year quarter, improved 324 basis points to 11.8 percent.
Corporate/Tax
Net interest expense for the first quarter of 2020 increased to $16.0 million, compared with $15.4 million during the same period in 2019, primarily due to higher debt balances, partially offset by the impact of lower interest rates. The first-quarter 2020 effective tax rates on GAAP and base earnings were 25.1 percent and 26.0 percent, respectively, compared with 23.7 percent and 24.1 percent, respectively, in the prior year’s quarter. The higher 2020 GAAP and base effective tax rates are attributable largely to a valuation allowance recorded against net operating losses for which realization is not currently expected.
Cash Flow and Free Cash Flow
For the first three months of 2020, cash generated from operations was $87.7 million, compared with $92.3 million in 2019, a decrease of $4.6 million. An increased consumption of cash by working capital of $23.8 million and by various changes in other assets and liabilities was largely offset by an increase in cash provided by accrued expenses.
Free cash flow for the first three months of 2020 was $13.7 million, compared with $9.5 million in the same period last year, an increase of $4.2 million, driven largely by lower year-to-date net capital expenditures. During the first quarter of 2020, net capital expenditures and cash dividends were $30.7 million and $43.3 million, respectively, compared with $41.7 million and $41.1 million, respectively, in 2019. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
As of March 29, 2020, total debt was approximately $1.64 billion, compared with $1.68 billion as of December 31, 2019. The Company's total-debt-to-total-capital ratio was 48.3 percent as of March 29, 2020, compared to 48.1 percent at the end of 2019. Cash and cash equivalents were $123.3 million as of March 29, 2020, compared with $145.3 million at December 31, 2019.

Second Quarter Outlook
Sonoco projects second-quarter 2020 base earnings to be in the range of $0.73 to $0.83 per diluted share. Base earnings in the second quarter of 2019 were $0.95 per diluted share. Second-quarter guidance reflects the negative impact on certain of our businesses stemming from the COVID-19 pandemic. In addition, this guidance reflects a negative price/cost relationship, as a result of higher recycled fiber costs, and a negative impact from the strong U.S. dollar. The Company's second-quarter base earnings guidance assumes a projected 25.5 percent effective tax rate compared to 25.9 percent in the second quarter of 2019.
Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the unprecedented uncertainty regarding the impact of the COVID-19 pandemic, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.
Commenting on the Company’s outlook, Coker said, “The only thing certain about the rest of 2020 is there will be tremendous uncertainty. After a strong first quarter, we are projecting a difficult second quarter as the pandemic is expected to continue impacting the vast majority of the U.S., and most of the world, resulting in rising unemployment and market disruption. That said, we expect our consumer-related businesses to continue performing well in the second quarter as food consumption trends should continue to be driven by stay-at-home consumers. Approximately 80 percent of our Consumer Packaging segment sales come from food packaging where we are already seeing increased orders in many of our served markets. In addition, we expect our paperboard operations in North America to be relatively steady as increased demand for board serving the tissue and towel market should help offset declines from some of our industrial converted products businesses. Tubes, cores and cones volume are expected to be negatively impacted around the world, although there are pockets of strength in other markets, such as plastic film. We expect recycled fiber prices to continue to increase during the second quarter, which is expected to benefit our recycling operations. However, despite many of our sales contracts having material cost recovery mechanisms and an expected cost-driven increase in general market pricing for recycled paper-based products, we expect these higher input costs will provide a difficult headwind to our paper and industrial converted products businesses. Finally, our ThermoSafe temperature-assured packaging business should continue to produce strong results as it continues supplying coolers
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Sonoco Reports First Quarter 2020 Results - Page 6
critical for virus testing and pharmaceutical transport. However, we expect second-quarter earnings in our Protective Solutions segment will be negatively impacted by lower demand in our molded foam and consumer fiber businesses."
"One of the strongest aspects of our Company, culture and people is our ability to rally ourselves through a crisis. Over our more than 120-year history, we have successfully navigated through floods, fires, hurricanes, financial market distortions and now one of the worst pandemics in generations. Sonoco is a financially strong company. We believe our diverse business mix will remain resilient during the expected pandemic-driven recession and that we will come out of this crisis as a much stronger company."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 2777757. The archived call will be available through April 26, 2020. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in more than 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2020 as well as being included in Barron's 100 Most Sustainable Companies. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
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Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
•availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•impacts arising as a result of the COVID-19 Coronavirus global pandemic on our results of operations, financial condition, value of assets, liquidity, prospects, growth, and on the industries in which we operate and that we serve, resulting from, without limitation, recent and ongoing financial market volatility, potential governmental actions, changes in consumer behaviors and demand, changes in customer requirements, disruptions of the Company suppliers and supply chain, availability of labor and personnel, necessary modifications to operations and business, and uncertainties about the extent and duration of the pandemic;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•ability to improve margins and leverage cash flows and financial position;
•continued strength of our paperboard-based tubes and cores and composite can operations;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
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•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;
•international, national and local economic and market conditions and levels of unemployment; and
•economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended
	March 29, 2020	March 31, 2019

Net sales	$1,303,296	$1,351,705
Cost of sales	1,036,706	1,081,584
Gross profit	266,590	270,121
Selling, general and administrative expenses	123,888	142,561
Restructuring/Asset impairment charges	12,599	10,672
Operating profit	$130,103	$116,888
Non-operating pension cost	7,579	6,041
Net interest expense	16,045	15,385
Income before income taxes	106,479	95,462
Provision for income taxes	26,756	22,624
Income before equity in earnings of affiliates	79,723	72,838
Equity in earnings of affiliates, net of tax	513	930
Net income	80,236	73,768
Net (income) loss attributable to noncontrolling interests	209	(105)
Net income attributable to Sonoco	$80,445	$73,663

Weighted average common shares outstanding – diluted	101,071	101,072

Diluted earnings per common share	$0.80	$0.73
Dividends per common share	$0.43	$0.41

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FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 29, 2020	March 31, 2019
Net sales
Consumer Packaging	$588,417	$589,716
Display and Packaging	121,356	137,554
Paper and Industrial Converted Products	474,970	496,037
Protective Solutions	118,553	128,398
Consolidated	$1,303,296	$1,351,705

Segment operating profit:
Consumer Packaging	$67,801	$62,115
Display and Packaging	8,094	6,454
Paper and Industrial Converted Products	54,013	48,387
Protective Solutions	14,004	11,004
Restructuring/Asset impairment charges	(12,599)	(10,672)
Other non-base charges, net	(1,210)	(400)
Consolidated	$130,103	$116,888

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 29, 2020	March 31, 2019
Net income	$80,236	$73,768
Asset impairment charges/losses on disposition of assets	586	3,560
Depreciation, depletion and amortization	60,824	58,614
Pension and postretirement plan contributions, net of non-cash expense	(10,090)	(10,297)
Changes in working capital	(69,752)	(45,904)
Changes in tax accounts	11,620	10,308
Other operating activity	14,289	2,270
Net cash provided by operating activities	87,713	92,319

Purchase of property, plant and equipment, net	(30,663)	(41,664)
Cost of acquisitions, net of cash acquired	(3,971)	(455)
Net debt proceeds	(36,596)	11,915
Cash dividends paid	(43,305)	(41,136)
Other, including effects of exchange rates on cash	4,874	(17,040)

Net increase in cash and cash equivalents	(21,948)	3,939
Cash and cash equivalents at beginning of period	$145,283	$120,389
Cash and cash equivalents at end of period	$123,335	$124,328

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CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	March 29, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$123,335	$145,283
Trade accounts receivable, net of allowances	737,760	698,149
Other receivables	98,648	113,754
Inventories	500,096	503,808
Prepaid expenses and deferred income taxes	53,989	60,202
	1,513,828	1,521,196
Property, plant and equipment, net	1,236,827	1,286,842
Right of use asset-operating leases	286,533	298,393
Goodwill	1,412,055	1,429,346
Other intangible assets, net	372,724	388,292
Other assets	190,170	202,220
	$5,012,137	$5,126,289
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$893,595	$904,878
Notes payable and current portion of long-term debt	452,827	488,234
Income taxes payable	17,382	11,380
	1,363,804	1,404,492
Long-term debt, net of current portion	1,187,904	1,193,135
Noncurrent operating lease liabilities	242,381	253,992
Pension and other postretirement benefits	304,361	304,798
Deferred income taxes and other	158,246	154,167
Total equity	1,755,441	1,815,705
	$5,012,137	$5,126,289

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Sonoco Reports First Quarter 2020 Results - Page 12
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts, including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental reserve charges/releases, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Second-quarter 2020 GAAP guidance is not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring costs and restructuring-related impairment charges, acquisition related costs, possible gains or losses on the sale of businesses or other assets, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports First Quarter 2020 Results - Page 13

		Non-GAAP Adjustments
Three Months Ended March 29, 2020	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$130,103	$12,599	$1,210	$143,912
Non-operating pension costs	7,579	—	(7,579)	—
Interest expense, net	16,045	—	—	16,045
Income before income taxes	106,479	12,599	8,789	127,867
Provision for income taxes	26,756	3,129	3,400	33,285
Income before equity in earnings of affiliates	79,723	9,470	5,389	94,582
Equity in earnings of affiliates, net of taxes	513	—	—	513
Net income	80,236	9,470	5,389	95,095
Net loss/(income) attributable to noncontrolling interests	209	(11)	—	198
Net income attributable to Sonoco	$80,445	$9,459	$5,389	$95,293

Per Diluted Share	$0.80	$0.09	$0.05	$0.94

*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended March 31, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$116,888	$10,672	$400	$127,960
Non-operating pension costs	6,041	—	(6,041)	—
Interest expense, net	15,385	—	—	15,385
Income before income taxes	95,462	10,672	6,441	112,575
Provision for income taxes	22,624	2,638	1,885	27,147
Income before equity in earnings of affiliates	72,838	8,034	4,556	85,428
Equity in earnings of affiliates, net of taxes	930	—	—	930
Net income	73,768	8,034	4,556	86,358
Net (income) attributable to noncontrolling interests	(105)	(69)	—	(174)
Net income attributable to Sonoco	$73,663	$7,965	$4,556	$86,184

Per Diluted Share	$0.73	$0.08	$0.05	$0.85

*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists mainly of non-operating pension costs and costs related to actual and potential acquisitions and divestitures. Also includes non-base deferred income tax gains of $1,413 related primarily to a tax rate change.

(3) Consists mainly of non-operating pension costs and costs related to actual and potential acquisitions and divestitures.

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Sonoco Reports First Quarter 2020 Results - Page 14

	Three Months Ended
FREE CASH FLOW*	March 29, 2020	March 31, 2019

Net cash provided by operating activities	$87,713	$92,319
Purchase of property, plant and equipment, net	(30,663)	(41,664)
Cash dividends	(43,305)	(41,136)
Free Cash Flow	$13,745	$9,519

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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